Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact :	David Riggs, CFO eXegenics Inc. (214) 358-2000

eXegenics Announces Dr. Ronald L. Goode has resigned from the Company as Chief Executive Officer and President

DALLAS, February 25, 2004 – eXegenics Inc. announces that the Company has been notified that as of February 23, 2004 Dr. Ronald Goode has resigned his positions with the Company as CEO and President thereby terminating his employment agreement with the Company that was to expire on March 21, 2004. Dr. Goode claims that he left his positions, in part, because the Board of Directors has created an environment where his ability to perform his job functions has been diminished. The Board wholeheartedly disputes Dr. Goode’s claim. The Board has continually worked to provide Dr. Goode with any and all assistance in performing his job duties and has made numerous attempts to appease Dr. Goode’s concerns.

Commenting on Dr. Goode’s departure, John A. Paganelli, Chairman of the Board of eXegenics, said, “We are disappointed to see that, despite the Board’s efforts, Dr. Goode was not able to co-exist with the new Board members put in place by the shareholders. We remain committed to enhancing shareholder value.”

Safe Harbor

This release contains forward-looking statements. The words “believe,” “expect,” “intend”, “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are subject to certain risks, uncertainties and assumptions that are difficult to predict. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. eXegenics undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

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